Exhibit 8.1



                               September 16, 1998



         Re:      First Alliance Mortgage Company
                  First Alliance Mortgage Loan Trust 1998-3
                  Registration Statement on Form S-3 No. 333-44585

Ladies and Gentlemen:

         We have acted as counsel for First Alliance Mortgage Company in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of First Alliance Mortgage Loan Asset Backed Certificates, Series 1998-3 (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus supplement contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates but with respect to those tax consequences which are discussed, it is our opinion that the description is accurate. In addition, assuming (i) the REMIC election is made, (ii) the Pooling and Servicing Agreement is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the prospectus supplement is completed on substantially the terms and conditions set forth therein, and (iv) continuing compliance with the Pooling and Servicing Agreement, it is our opinion that, for federal income tax purposes, the Trust (exclusive of the Pre-Funding Account, the Capitalized Interest Account and the Available Funds Cap-Carry Forward Account) will be treated as a "REMIC" (as defined in the
Code), each Class of the Offered Certificates (except with respect to the portion of the Class A-4 Certificates that represents the right to receive the Available Funds Cap-Carry Forward Amount) will be treated as "regular interests" in the REMIC and the Class R Certificates will be treated as the sole "residual interests" in the REMIC.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus supplement under the heading "Certain Federal Income Tax Consequences."

                                            Very truly yours,


                                            /s/ Arter & Hadden LLP
                                            Arter & Hadden LLP